EXHIBIT 99

                                                        AS AMENDED MARCH 1, 1998
                                                              AND APRIL 17, 1998


                            THE BOMBAY COMPANY, INC.
                        1991 DIRECTOR STOCK OPTION PLAN

     l. PURPOSE. The purpose of The Bombay Company, Inc. 1991 Director Stock Option Plan ("Director Plan" or "Plan") is to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons who are neither employees nor officers of the Company to serve as members of the Board of Directors.

     2. DEFINITIONS.

        (a) "Administrative Committee" shall mean those persons designated to administer the Plan.

        (b) "Annual Earnings Release" shall mean the press release issued by the Company after its fiscal year end which briefly summarizes the financial performance of the Company during the prior fiscal year.

        (c) "Annual Option" shall mean an automatic grant of Options each year as set forth in Section 6(b).

        (d) "Board" shall mean the Board of Directors of the Company.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f) "Company" shall mean The Bombay Company, Inc., a Delaware corporation.

        (g) "Director" shall mean any person serving as a member of the Board.

        (h) "Disability" shall mean the condition of an Optionee who is unable to engage in any substantial gainful activities by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

        (i) "Eligible Directors" shall mean those members of the Board eligible to participate in the Plan.
        (j) "Fair Market Value" shall mean the last reported sale price of the shares of the Company's Stock as reported on the applicable stock exchange on the relevant date for valuation, or, if there is no such sale, the last reported sale price of such Stock so reported on the nearest preceding date upon which such sale took place.

        (k) "Ineligible Directors" shall mean those members of the Board who are not eligible to participate in the Plan.

        (l) "Initial Option" shall mean the initial grant of Options as set forth in Section 6(a).

        (m) "Option" shall mean an option to purchase shares of Stock, granted pursuant to the Plan and subject to the terms and conditions described in the Plan, which is not an incentive stock option within the meaning of Code Section 422A.

        (n) "Optionee" shall mean a non-employee director of the Company or any subsidiary who is designated to receive Options pursuant to Section 4.

        (o) "Plan" shall mean The Bombay Company, Inc. 1991 Director Stock Option Plan, as it may be amended from time to time pursuant to Section 8.

        (p) "SEC" shall mean the Securities and Exchange Commission.

        (q) "Stock" shall mean the Company's $l.00 par value Common Stock.

        (r) "Subsidiary" shall mean a subsidiary corporation as defined in Code
Section 425(f).

     3. ADMINISTRATION. The Plan shall be administered by a committee (the "Administrative Committee") composed of the Ineligible Directors, or, if none, by the Corporate Secretary. Grants of Options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in Section 6. The Administrative Committee, subject to the provisions of the Plan, has the power to construe the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any interpretation, determination, or other action made or taken by the Administrative Committee shall be final, binding, and conclusive. Any action reduced to writing and signed by all members of the Administrative Committee shall be as fully effective as if it had been taken by a vote at a meeting duly called and held. No member of the Administrative Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or the Options.

     4. ELIGIBILITY. All members of the Board shall be eligible to participate in the Plan unless they are employees of the Company or any of its Subsidiaries.

     5. SHARES SUBJECT TO THE PLAN.

        (a) CLASS. The shares which are to be made the subject of awards granted under the Plan shall be the Company's authorized but unissued Stock. In connection with the issuance of Stock under the Plan, the Company may repurchase Stock in the open market or otherwise.

        (b) AGGREGATE AMOUNT. The total number of shares of Stock under the Plan shall not exceed 261,005 shares (subject to adjustment under Section 9(c)). If any outstanding Option under the Plan expires or is terminated for any reason, then the Stock allocable to the unexercised portion of such Option shall not be charged against the limitation of this Section 5(b) and may again become the subject of an Option granted under the Plan.

     6. TERMS, CONDITIONS AND FORM OF OPTION. Each Option granted under the Plan shall be evidenced by a written agreement in such form as the Administrative Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

        (a) INITIAL OPTION GRANT. Each Eligible Director shall receive, upon adoption of the Plan by the Board of Directors, but subject to approval by stockholders, an initial grant of an Option to purchase the lesser of 5,000 shares of Stock or $75,000 in face value (the "Initial Grant"). For directors who are Eligible Directors on the date of adoption, such grant shall be effective three (3) business days following the issuance of the Company's Annual Earnings Release for fiscal 1991. Any newly elected or appointed Eligible Director shall receive an Initial Grant on the date of election or appointment to the Board.

        (b) ANNUAL OPTION GRANT. An additional Option to purchase the lesser of 5,000 shares or $75,000 in face value of Stock shall be granted to all directors who are Eligible Directors on the date of grant, automatically each year beginning in 1992 on the date which is three (3) business days following the issuance of the Company's Annual Earnings Release (the "Annual Option"). The grant of such Options is specifically made subject to the satisfaction of the eligibility requirements set forth in Section 4 and approval by stockholders as described in Section 9(g). In the event that such conditions are not met with respect to any Option granted pursuant to the Plan, such Option shall terminate and end.

        (c) PERIOD OF OPTIONS. The Initial Option shall become exercisable twenty percent (20%) per year over a five (5) year period from the date of grant. Notwithstanding the above, however, past service on the Board shall count towards full vesting of the Initial Option; provided, however, the Initial Option shall not be exercisable to any extent prior to one (l) year from the date of grant except as provided in Section 6 relating to director Disability or
Section 10 relating to change of control. Annual Options shall become exercisable six (6) months after the grant date of the Annual Option; provided, however, that the Annual Option shall be exercisable in full upon the death or disability of the Optionee as set forth in Section 6 or change of control as set forth in Section 10. All Options shall terminate upon the expiration of ten
(10) years from the date which such Options were granted, subject to prior termination as hereinafter provided.

        (d) OPTION PRICE. The price per share of Stock at which an Option may be exercised shall be equal to the Fair Market Value of the price per share of Stock on the date the Option is granted.

        (e) EXERCISE OF OPTIONS. Options may be exercised (in full or in part) only by written notice of exercise delivered to the Company at its principal executive office, accompanied by payment, in cash, equal to the full option price for the shares of Stock which are exercised.

        (f) OPTIONS NON-TRANSFERABLE. No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. No interest of any Optionee under an Option or the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of the Optionee, Options shall be exercisable only by the Optionee who received them or the Optionee's guardian or legal representative.

        (g) DEATH OR DISABILITY. If an Optionee shall terminate performance of services for the Company and its Subsidiaries because of death or Disability, all Options outstanding as to such Optionee shall be fully exercisable, at any time, or from time to time, within the greater of one (1) year after the date of death or termination of performance of services because of Disability or the exercise period presented in Section 6(h), but in no event later than the expiration date specified pursuant to Section 6(c). In the case of death, exercise may be made by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law, or if no such person has such rights, by the Optionee's executors or administrators; provided that such person(s) consent in writing to abide by and be subject to the terms of the Plan and the Option and the writing is delivered to the Company.

        (h) TERMINATION OF SERVICES AS DIRECTOR. If an Optionee's performance of services for the Company and its Subsidiaries shall terminate for any reason other than death or Disability, all Options outstanding as to such Optionee shall be fully exercisable provided said Optionee has completed at least five
(5) years service on the Board. Except as otherwise provided herein, any exercisable Options must be exercised within three (3) months after the date of termination of performance of services. Notwithstanding the above, for all options granted after March 1, 1998 and for any option granted prior to March 1, 1998 with exercise prices at such grant greater than $4.00 per share, a departing Director shall have twelve (12) months to exercise vested options for each full three (3) year term and any partial term served on the Board of Directors, to a maximum exercise period of thirty-six (36) months. Notwithstanding the above, in no event shall an option be exercisable later than the expiration date specified in Section 6(c). For the purposes of the Plan and any other agreement, the Optionee's performance of services shall be deemed to have terminated on the earlier of (l) the date when the Optionee's performance of services in fact terminated or (2) the date when the Optionee gave or received written notice that his performance of services is to terminate.

        (i) NO RIGHTS AS STOCKHOLDER. No Optionee shall have any rights as a stockholder with respect to any shares subject to an Option prior to the date of issuance to him of a certificate for such shares, upon the exercise of such Option.

     7. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant and exercise of Options under the Plan, and the obligation of the Company to transfer shares under such Options shall be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange on which the Stock may then be listed, where such listing is required under the rules or regulations of such exchange, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however, that the Company shall make all reasonable efforts to so list such shares and to comply with such laws and regulations.

     8. AMENDMENT AND DISCONTINUANCE. The Board may from time to time amend, suspend, or discontinue the Plan; provided, however, that, subject to the provisions of Section 9(c), no action of the Board without approval of the stockholders of the Company may (a) materially increase the number of shares which may be issued pursuant to Options granted under the Plan or the number of shares for which an Option may be granted to any participant under the Plan; (b) change the provisions of the Plan regarding the termination of an Option or the time when Options may be exercised; (c) change the period during which any Options may be granted or remain outstanding or the date on which the Plan shall terminate; (d) change the designation of the class of persons eligible to receive Options or (e) otherwise materially change the benefits accruing to participants under the Plan. The requirements of Section 3, 4, 6(a), and 6(b) shall not be amended more than once every six (6) months, other than to conform with changes in the Code or the rules and regulations thereunder. Notwithstanding the foregoing, if the SEC amends SEC Rule l6b-3, such amendments shall be permissible without stockholder approval to the fullest extent permitted under such Rule as then in effect.


9.   GENERAL PROVISIONS.

        (a) ASSIGNABILITY. The rights and benefits under the Plan or any Option shall not be assignable or transferable by an Optionee other than by will or by the laws of descent and distribution, and during the lifetime of the Optionee, Options shall be exercisable only by the Optionee who received them or the Optionee's guardian or legal representative.

        (b) TERMINATION OF PLAN. No Options may be granted under the Plan after the date which is ten (10) years after the effective date of the Plan (or if such date is not a business day, on the next succeeding business day). The Plan shall automatically terminate after all Options granted thereunder have terminated or expired.

        (c) ADJUSTMENTS IN EVENT OF CHANGE IN STOCK. In the event of any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares, or of any similar change affecting the Stock, the number and class of shares subject to outstanding Options, the option price per share thereof, and any other terms of the Plan or the Options which in the Administrative Committee's sole discretion require an equitable adjustment shall be appropriately adjusted consistent with such change in such manner as the Administrative Committee may deem appropriate.

        (d) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an Option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time, or at any particular rate of compensation.

        (e) ERISA. The Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Code Section 401(a) are not applicable to the Plan.

        (f) NON-QUALIFIED STOCK OPTIONS. All Options granted under the Plan shall be non-qualified options not entitled to special tax treatment under Code
Section 422A as may be amended from time to time.

        (g) STOCKHOLDER APPROVAL. The Plan is expressly made subject to the approval by the holders of a majority of the issued and outstanding shares of Stock entitled to vote at a meeting of stockholders duly called in accordance with applicable law. If the Plan is not so approved, the Plan shall not come into effect and any Option granted pursuant hereto shall terminate and end.

        (h) EFFECTIVE DATE OF THE PLAN. The Plan shall take effect August 14, 1991, subject to approval by the stockholders of the Company pursuant to the provisions of Section 9(g).

        (i) GOVERNING LAW. To the extent not superseded by federal law, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas and construed accordingly.

     (j) VARIATION OF PRONOUNS. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular, or plural, as the identity of the person or persons may require.

     10.     CHANGES OF CONTROL, ACCELERATION OF RIGHT TO EXERCISE.

         (a) Notwithstanding anything in the Director Plan or in a stock option agreement evidencing any Option to the contrary, in the event a Change of Control occurs, then each Option shall become exercisable, during the period beginning on the date of the occurrence of such Change of Control and ending on the sixtieth (60th) day following such date, for the purchase of the full number of shares subject to such Option.

         (b) "Change of Control" shall mean the occurrence of any of the following events:

                (i) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934 ("Act") other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Act, of twenty percent (20%) or more of the outstanding shares of the Company's Stock entitled to vote for the election of directors; or

                (ii) any shares of any class of the Company's Stock are purchased pursuant to a tender or exchange offer other than an offer by the Company; or

                (iii) the approval by the requisite vote of the Company's stockholders of any merger, consolidation, sale of assets, liquidation or reorganization as a result of which the Company will not survive as a publicly-owned corporation.